EXHIBIT 99.1

Rigel Announces Second Quarter 2004 Financial Results

South San Francisco, Calif. - August 03, 2004

Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the second quarter and six months ended June 30, 2004.

For the second quarter of 2004, Rigel reported a net loss of $12.3 million, or $0.68 per share, compared to a net loss of $10.5 million, or $1.90 per share, in the second quarter of 2003. Weighted average shares outstanding for the second quarters of 2004 and 2003 were 18.2 million and 5.5 million, respectively. The increase in Rigel’s weighted average shares outstanding was due to the issuance of new shares in two financings, one in June 2003 and a second in February and March 2004.

Rigel reported revenue from collaborations of $1.5 million in the second quarter of 2004, compared to revenue of $2.3 million in the second quarter of 2003. Revenue decreased from last year due to lower revenue from collaborations and the successful completion of its collaboration with Johnson & Johnson that resulted in the delivery of several oncology targets.

Total operating expenses were $14.0 million in the second quarter of 2004, compared to operating expenses of $12.7 million in the second quarter of 2003. The increase in the operating expenses from the prior year was primarily due to clinical trial costs for the company’s two lead product candidates, R112 for the treatment of allergic rhinitis and R803 for the treatment of hepatitis C virus, and the preparation of R406, a product candidate expected to begin clinical trials late this year for the treatment of rheumatoid arthritis. Also included in operating expenses for the second quarter of 2004 was a reversal of previously recorded non-cash stock compensation expense of $837,000 related to the revaluation of options, which served to offset a portion of the increased expenses.

As of June 30, 2004, Rigel had cash, cash equivalents and available-for-sale securities of $82.3 million compared to $93.8 million at March 31, 2004 and $46.5 million at December 31, 2003. Net cash used in the second quarter of 2004 was $11.5 million.

“Yesterday we reported exciting top-line results from the phase II clinical trial for our lead product candidate for allergic rhinitis, R112,” said James M. Gower, Rigel’s Chairman and Chief Executive Officer. “These results demonstrated that R112 has a broad and comprehensive effect, excellent safety profile and a rapid onset of action.”

“Our excellent productivity in research and development and our progress in the clinic continue to allow us to develop a portfolio of novel small molecules addressing difficult diseases. Last quarter, we initiated a phase I/II trial with R803 to treat hepatitis C virus. We are preparing R406, our lead drug candidate for the treatment of rheumatoid arthritis, to enter clinical trials late this year. In July, we announced our next product candidate for clinical development in 2005, R763, an Aurora kinase inhibitor that could prove useful as a cancer treatment,” continued Gower.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to address large, unmet medical needs. We have initiated four development programs: asthma/allergy, hepatitis C, rheumatoid arthritis and oncology. Rigel has begun clinical testing of its first two product candidates, R112 for allergic rhinitis and R803 for hepatitis C, and expects to begin clinical trials of R406 for the treatment of rheumatoid arthritis by the end of 2004, to be followed by initiation of clinical trials for the indications of oncology and asthma.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of several potential drug candidates, the potential efficacy of Rigel’s product candidates and Rigel’s plans to pursue a pharmaceutical partner for R112 and its allergic rhinitis/asthma program. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks, detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Rigel does not undertake any obligation to update forward-looking statements.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$1,487	$2,349	$2,974	$6,846

Operating expenses:
Research and development	11,268	10,359	22,962	20,019

General and administrative	2,746	2,351	5,659	4,735

Total operating expenses	14,014	12,710	28,621	24,754

Loss from operations	(12,527)	(10,361)	(25,647)	(17,908)

Loss on sale of property and equipment	—	—	—	(169)

Interest (expense)/income, net	185	(105)	254	(189)

Net loss	$(12,342)	$(10,466)	$(25,393)	$(18,266)

Net loss per common share, basic and diluted	$(0.68)	$(1.90)	$(1.48)	$(3.45)

Weighted average shares used in computing net loss per common share, basic and diluted	18,215	5,496	17,131	5,296

SUMMARY BALANCE SHEET DATA

(in thousands)

	June 30, 2004	December 31, 2003 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$82,345	$46,500
Total assets	90,395	55,524
Stockholder’s equity	73,365	39,973

(1) Derived from audited financial statements